Exhibit 99.01

NEURALSTEM NSI-189 PHASE IB MAJOR DEPRESSION DISORDER NEUROGENIC

BIOMARKER DATA PRESENTED AT THE CNS SUMMIT

Depression Biomarker Analysis Shows NSI-189 is Rapidly and Persistently Efficacious

GERMANTOWN, MD, November 17, 2014 -- Neuralstem, Inc. (NYSE MKT: CUR) announced that blood-based biomarkers for major depressive disorder (MDD) identified a rapid response to NSI-189 in the Phase Ib MDD trial. In the poster “Biomarker Profiling of NSI-189 Phosphate, a Neurogenic Compound, in Patients with Major Depressive Disorder (MDD) during a Phase Ib Randomized Double-Blind, Placebo-Controlled Trial,” presented on Friday at the CNS Summit in Boca Raton, FL (http://www.cnssummit.org), researchers concluded that NSI-189 is rapidly and persistently efficacious. Furthermore, they suggest that it may be possible to predict a patient’s response to the drug from baseline biomarker profiling.

These results are consistent with clinical data results, reported at the American Society of Clinical Psychopharmacology (ASCP) Annual Meeting in June, that showed a significant number of patients on active treatment demonstrated clinical improvement by a reduction in total Montgomery–Åsberg Depression Rating Scale (MADRS) scores ≥15.9 points, which continued 8 weeks after dosing stopped. This sustained drop was to a point at, or near, what is usually associated with remission on SSRI compounds. MADRS is a commonly-used clinical assessment scale to determine depression severity. NSI-189 is Neuralstem’s first-in-class, lead neurogenic small molecule compound, shown to promote neurogenesis in vitro. In animal studies, NSI-189 resulted in a significant increase in hippocampal volume. Quantative EEG Phase Ib analysis, also reported in June, showed that active therapy patients had significantly increased brain wave patterns in the hippocampal region of the brain.

“This is a small study, but we believe these established markers of depression, such as plasma levels of the stress hormone, cortisol, as well as neurotrophic factors, offer further biometric-based confirmation that NSI-189 appears to be demonstrating neurogenesis in the brain, as hypothesized and shown in animal studies,” said Karl Johe, PhD, Neuralstem Chairman and Chief Scientific Officer. “There was little difference in baseline markers between control and active therapy patients at the beginning of the study. Upon commencing therapeutic dosing, a difference in depression biomarkers emerged between the groups within days and continued to improve through the 28-day treatment for the two lower-dose arms. Furthermore, during the non-dosing 8-week follow-up period, these two cohorts showed sustained benefits signaling sustained hippocampal neurogenesis.”

"NSI-189 is a novel neurogenic compound that has shown promise as a potential treatment for MDD in a Phase 1B, double-blind, randomized, placebo-controlled, multiple-dose study with three ascending cohorts,” said study author and principal investigator in the Phase I trial, Maurizio Fava, MD, Executive Vice Chair, Department of Psychiatry and Executive Director, Clinical Trials Network and Institute, Massachusetts General Hospital. “Preliminary analysis of this small sample set suggests that prediction of response to NSI-189 may be possible from baseline peripheral biomarker profiling."

“This data continues to validate the development of NSI-189 as a potentially new class of antidepressants that act via neurogenesis, a fundamentally different mechanism of action than current treatments, which have a low success rate,” said Richard Garr, Neuralstem President and CEO. “We plan to launch a large, multi-site Phase II study in the second quarter of 2015.

About the Trial

In this single-site study, 24 patients with confirmed diagnosis of recurrent major depressive disorder (MDD), were treated orally with NSI-189 in three equal dose cohorts (8/dose cohort; 40mg QD, 40mg BID, and 40mg TID) for 28 days. Each dose cohort consisted of randomized, double-blinded, placebo controls at 1:3 ratio of placebo: drug. All subjects stayed in-clinic for the 28-day treatment period. After this period, the subjects returned to the clinic for follow-up measures for up to additional 8 weeks post dosing.

About Major Depressive Disorder

Major depressive disorder (MDD), also called major depression, is characterized by a combination of symptoms that interfere with a person's ability to function normally. MDD affects approximately 14.8 million American adults and is the leading cause of disability in the U.S. for ages 15-44, according to the National Institute of Mental Health. While most treatments modulate brain neurotransmitter levels to treat brain chemistry, new research suggests that brain physiology could also be involved. Depressed patients have reduced volume in the hippocampus, a part of the brain that generates new neurons. Neuralstem believes that stimulating the generation of new neurons in the hippocampus could potentially address the pathology of the depression itself.

About Neuralstem

Neuralstem's patented technology enables the production of multiple types of brain and spinal cord neural stem cells in commercial quantities for the potential treatment of central nervous system diseases and conditions. Neuralstem’s first stem cell product, NSI-566, a spinal cord-derived neural stem cell line, is in an ongoing clinical trial to treat amyotrophic lateral sclerosis (ALS, or Lou Gehrig’s disease). Phase II surgeries were completed in July, 2014. A later stage trial is anticipated to commence in 2015 at multiple centers. Neuralstem received orphan status designation by the FDA for NSI-566 in ALS. In addition to ALS, NSI-566 is also in a Phase I trial in chronic spinal cord injury at UC San Diego School of Medicine. NSI-566 is also in clinical development to treat neurological diseases such as ischemic stroke and acute spinal cord injury.

Neuralstem’s second stem cell product, NSI-532.IGF, consists of human cortex-derived neural stem cells that have been engineered to secrete human insulin-like growth factor 1 (IGF-1). In animal data presented at the Congress of Neurological Surgeons 2014 Annual Meeting, the cells rescued spatial learning and memory deficits in an animal model of Alzheimer’s disease.

Additionally, Neuralstem’s ability to generate human neural stem cell lines for chemical screening has led to the discovery and patenting of compounds that may stimulate the brain's capacity to generate neurons, possibly reversing pathologies associated with certain central nervous system (CNS) conditions. The company has completed Phase Ia and Ib trials evaluating NSI-189, its first neurogenic small molecule product candidate, for the treatment of major depressive disorder (MDD), and is expecting to launch a Phase II study for major depressive disorder (MDD) in 2015. Additional indications might include traumatic brain injury (TBI), Alzheimer's disease, and post-traumatic stress disorder (PTSD).

For more information, please visit www.neuralstem.com or connect with us on Twitter, Facebook and LinkedIn

Cautionary Statement Regarding Forward Looking Information:
This news release may contain forward-looking statements made pursuant to the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. Investors are cautioned that such forward-looking statements in this press release regarding potential applications of Neuralstem's technologies constitute forward-looking statements that involve risks and uncertainties, including, without limitation, risks inherent in the development and commercialization of potential products, uncertainty of clinical trial results or regulatory approvals or clearances, need for future capital, dependence upon collaborators and maintenance of our intellectual property rights. Actual results may differ materially from the results anticipated in these forward-looking statements. Additional information on potential factors that could affect our results and other risks and uncertainties are detailed from time to time in Neuralstem's periodic reports, including the annual report on Form 10-K for the year ended December 31, 2013 and Form 10Q, for the period ended September 30, 2014.

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